Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-222645) and related prospectus of The New Home Company Inc.;

2.	Registration Statement (Form S-8 No. 333-193753) pertaining to The New Home Company Inc. 2014 Long-Term Incentive Plan; and

3.	Registration Statements (Form S-8 No. 333-225418, No. 333-211756 and No. 333-217515) pertaining to The New Home Company Inc. 2016 Incentive Award plan;

of our report dated February 13, 2020, with respect to the consolidated financial statements as of December 31, 2019 and for the two years then ended of The New Home Company Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

February 11, 2021